EXHIBIT (A)(10)

      THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO
         PURCHASE AND THE RELATED LETTER OF TRANSMITTAL WHICH ARE BEING
        MAILED TO SHAREHOLDERS OF TREDEGAR INDUSTRIES, INC. ON OR ABOUT
             JANUARY 16, 1998. WHILE THE OFFER IS BEING MADE TO ALL
       SHAREHOLDERS OF THE COMPANY, TENDERS WILL NOT BE ACCEPTED FROM OR
        ON BEHALF OF THE SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE
         ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF
         SUCH JURISDICTION. IN THOSE JURISDICTIONS WHOSE LAWS REQUIRE
           THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE
               OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE
                COMPANY BY SCHRODER & CO. INC. OR ONE OR MORE
                REGISTERED BROKERS OR DEALERS LICENSED UNDER THE
                          LAWS OF SUCH JURISDICTION.

                      Notice of Offer to Purchase for Cash
                                       by

                           TREDEGAR INDUSTRIES, INC.

                   Up To 1,250,000 Shares Of Its Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                      at a purchase price not in excess of
                     $65.00 nor less than $58.00 per share

     Tredegar Industries, Inc., a Virginia corporation (the "Company"), invites shareholders to tender up to 1,250,000 shares of its Common Stock, no par value per share (the "Shares") (including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the rights agreement, dated as of June 15, 1989, as amended, between the Company and the Rights Agent named therein), at prices not in excess of $65.00 nor less than $58.00 per Share in cash, as specified by such shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,
                FEBRUARY 13, 1998, UNLESS THE OFFER IS EXTENDED

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED UNANIMOUSLY THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     As promptly as practicable following the Expiration Date (as defined below), the Company will purchase up to 1,250,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4 of the Offer to Purchase) prior to the Expiration Date at prices not in excess of $65.00 nor less than $58.00 net per Share in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, February 13, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company will select the lowest Purchase Price that will allow it to buy 1,250,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $65.00 nor less than $58.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price. The Company is making the Offer because the Board of Directors believes that, given the

Company's business, assets and prospects and the current market price of the Shares, the purchase of the Shares is an attractive use of the Company's funds.

     Upon the terms and subject to the conditions of the Offer, if more than 1,250,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the following basis: (a) FIRST, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who: (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (partial tenders will not qualify for this preference); and (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (b) SECOND, after purchase of all of the foregoing Shares, all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a PRO RATA basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and (c) THIRD, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot. The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the American Stock Transfer & Trust Company (the "Depositary") and making a public announcement thereof. In accordance with applicable regulations of the Securities and Exchange Commission, the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer.

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Monday, March 16, 1998. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Depositary, the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [Georgeson & Company Inc. logo]

                               Wall Street Plaza
                            New York, New York 10005

                         Banks and Brokers Call Collect
                                 (212) 440-9800

                           ALL OTHERS CALL TOLL FREE
                                 (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                              SCHRODER & CO. INC.

                              The Equitable Center
                               787 Seventh Avenue
                         New York, New York 10019-6016
                         (212) 492-6000 (Call Collect)

January 16, 1998